EXHIBIT 10.8

CORIUM INTERNATIONAL, INC.

June 10, 2013

Parminder Singh

Dear Parminder (Bobby):

Corium International, Inc. (the “Company”) is pleased to offer you severance benefits as an addition to the terms of your employment with the Company.  The purpose of these benefits, which have been approved by the Compensation Committee of the Company’s Board of Directors, is to provide you with enhanced financial security and to encourage you to remain with the Company through a potential change in control:

1.                                      Severance Benefits. If you are subject to an Involuntary Termination, then you will be eligible to receive (a) a lump sum payment equal to twelve (12) months of your base salary (the “Severance Payment”) and (b) twelve (12) months of COBRA premiums following your Separation which the Company may elect to reimburse on a monthly basis or pay in a lump sum equal to the cost of purchasing COBRA health care coverage for you and your dependents for twelve (12) months based on the coverage you had at the time your employment ends (the “COBRA Payment”).  For purposes of this benefit, base salary will mean your base salary in effect at the time of your Separation.  The Company may deduct from your Severance Payment any advances, loans or other amounts owed by you to the Company.  The Company will make your Severance Payment within fifty-two (52) days following your Separation provided that you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company.  The Company shall not be required to make the payment unless the release is provided prior to forty-five (45) days days following your Separation.  The release will be in a form approved by the Company which the Company will provide to you upon your Separation. This Severance benefit should be in effect for three years after the date of this letter and will terminate at that time, subject to extension only by written agreement signed by an authorized officer of the Company and you.

2.                                      Tax Matters.

(a)                                 Withholding.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)                                 Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board of Directors of the Company related to tax liabilities arising from your compensation.

3.                                      Interpretation, Amendment and Enforcement.  This letter agreement supersedes and replaces any and all cash Severance arrangements pursuant to any prior employment agreement or offer letter you have with the Company (but excluding any written agreements related to equity compensation or the Company’s Liquidation Event Bonus Plan).  You will not be eligible to receive cash severance benefits under both this letter agreement and any other employment agreement or offer letter with the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

4.                                      Employment Relationship.  This letter agreement provides additional terms with respect to your employment with the Company, but does not change the nature of your employment with the Company.  Your employment with the Company is and will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.

5.                                      Definitions.  The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from your supervisor or the Board or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Liquidation Event” has the meaning set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended.

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

(a)                                 A reduction in your base salary (other than in connection with a general decrease in the salary of all similarly situated employees of the Company);

(b)                                 A material diminution of your authority, duties or responsibilities; provided however that a change in title, reporting structure or reassignment of duties would not in itself be deemed to constitute such a material diminution unless the aggregate effect of such changes would materially diminish your overall authority, duties or responsibilities; and it also being understood that a reduction in your responsibilities or authority following a Liquidation Event shall not constitute Good Reason if you are given a position of materially similar or greater overall scope and responsibility within the acquiring company, taking into appropriate consideration that a nominally lower hierarchical role in a larger company may involve similar or greater scope and responsibility than a nominally higher role in the hierarchy of a smaller company; or

(c)                                  A relocation of your principal workplace that increases your one-way commute by at least 35 miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

* * * * *

We hope that you will be pleased with these additional severance benefits.  Please indicate your agreement with these terms and accept by signing and dating the enclosed copy of this letter agreement and returning it to me at your earliest convenience.  You should keep a copy of this letter agreement with your important documents

Very truly yours,

CORIUM INTERNATIONAL, INC.

By:	/s/ Peter D. Staple

Title:	President and CEO

I have read and accept the terms of this letter agreement:

/s/Parminder Singh
Signature of Parminder Singh

Dated:	06/25/13